EXHIBIT (c)(3)
Discussion Materials Regarding Project Arrow February 6, 2009

I. BACKGROUND AND KEY CONSIDERATIONS Background FMV has been engaged to provide certain financial services to the Special Committee of the Board of Directors (“Special Committee”) of En Pointe Technologies, Inc. (the “Company”) in connection with a potential Transaction (as hereinafter defined). We understand that the Special Committee has been formed to respond to a potential offer to acquire the Company from an affiliate of the Company (“Buyer”). Such potential transaction or an alternative transaction involving the acquisition of the Company is referred to hereinafter as a “Transaction.” In connection with the Transaction, FMV has been retained to: « provide financial analysis regarding the Company which may include ranges of indicative valuations of the Company’s common stock; and • at the request of the Special Committee, render an opinion (“Opinion” hereinafter) to the Special Committee as to the fairness, from a financial point of view, to the Company or its stockholders (other than the Buyer), as applicable, of the Transaction consideration to be received by it or them in connection with the Transaction. Previously, FMV has provided the Special Committee with financial analyses and ranges of indicative valuations of the Company’s common stock. The Special Committee has now requested that we render our Opinion, and that the Opinion be based on an assumed share price of $3.20 (“Transaction Consideration” hereinafter). Accordingly, the purpose of this presentation is to summarize our financial analyses and value indications for the Company’s common stock relative to the assumed Transaction Consideration of $3.20 per share. Key Considerations In performing our analyses of the Company, we have considered the following key issues: • Excess Cash & Securities from En Pointe Global Services, LLC (“EPGS”) Sale — We have treated all cash and marketable securities as non-operating in nature. Thus, we have added the value of cash and marketable securities of the Company to that of the remaining operations of the Company. In quantifying the value of the stock hi Allied Digital Services Limited (“Allied”), we have considered the remainder of a one-year lock-up period in such stock (pursuant to the terms of the Purchase Agreement), its block size, and the trading volume of Allied. 2

L BACKGROUND AND KEY CONSIDERATIONS (Cont.) Other Non-Operating Items — We have treated the amounts owed to the Company from EPGS, the $2 million to be received from Allied, and several investments in securities as non-operating in nature. Thus, we have added the value of these items to that of the operations of the Company. Company’s 19.5 Percent Interest in EPGS — In order to quantify the value of the 19.5 percent interest in EPGS, we performed a valuation of EPGS, considering market data and the implied value of the aforementioned transaction. We have added the value of the minority interest in EPGS to that of the operations of the Company. « 70 Percent Interest in Ovex — We have performed a separate valuation of Ovex Technologies (Private) Limited (“Ovex”) in order to eliminate the value of a 30 percent interest therein not owned by the Company. • Interest in Premier — The Company owned 6,313 shares of 12,347 shares of convertible preferred stock outstanding in Premier BPO, Inc. (“Premier”) with a liquidation preference of $100 per share. In addition, the Company owns 30 percent of the common stock of Premier. Premier’s financials are consolidated into those of the Company. Accordingly, we have performed a valuation of Premier in order to eliminate the value of the interest not owned by the Company. « Assumed Sale of EPGS is Complete — For the purposes of our analysis, we have assumed that the sale of EPGS will be completed without any interruption based on the terms outlined the Limited Liability Purchase Agreement dated July 9, 2008 regarding the sale of EPGS (“Purchase Agreement”). 3

· I. BACKGROUND AND KEY CONSIDERATIONS (Cont.) Due Diligence Performed In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have: « visited the Company’s headquarters; • met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and it subsidiaries Ovex and Premier; « analyzed audited financial statements of the Company for the fiscal years ended (“FYE”) September 30, 2003 through 2008; and year-to-date internal financial statements of the Company for the three months ended December 31, 2008 and December 31,2007; « reviewed the Company’s quarterly projections from FYE 2008 through FYE 2011; reviewed internal financial statements of Ovex for the fiscal years ended June 30, 2004 through 2006; the fiscal years ended September 30, 2007 and September 30, 2008; and for the three months ended December 31, 2008; reviewed internal financial statements of Premier for the fiscal years ended September 30, 2005 through 2008; and for the three months ended December 31, 2008; reviewed internal financial statements of EPGS for the three months ended September 30, 2008 and three months ended December 31,2008; • reviewed Company board presentations dated March 2006, March 2007, and March 2008; « reviewed the Company’s list of options outstanding as of September 10, 2008; reviewed organization charts, bylaws, and articles of incorporation documents of the Company, Ovex, and Premier; reviewed the Company’s Series A Convertible Preferred Stock Subscription Agreement in Premier dated October 31, 2004;

I. BACKGROUND AND KEY CONSIDERATIONS (Cont.) Due Diligence Performed (Cont.) reviewed the Company’s credit line agreement with IBM dated March 18, 2008; reviewed documents relating to the sale of EPGS to Allied Digital Services Limited, including: (i) Limited Liability Company Interest Purchase Agreement, dated July 9, 2009; (ii) Escrow Agreement, dated July 9, 2008; (iii) First Amendment to the Limited Liability Company Interest Purchase Agreement, dated December 1, 2008; and (iv) Second Amendment to the Limited Liability Company Interest Purchase Agreement, dated January 7, 2009; reviewed certain public filings of the Company from June 6,1996 through January 28, 2009; « reviewed publicly available financial and other data for certain companies that we deem comparable to the Company; and » conducted other studies, analyses and inquiries, as we have deemed appropriate. For purposes of this analysis, FMV has not: independently verified the accuracy or completeness of all the financial and other information either publicly available or made available by the Company; or independently verified the accuracy or completeness of third-party research and data. 5

FMV

II. VALUATION SUMMARY

Indicative Valuation Ranges

($000s Omitted Except Per-Share Values)

Valuation Methods	Aggregate Value Indications			Per Share [3]			Aggregate Minority Value Indications			Per Share [3]		
Core Operations	Low		High	Low		High	Low		High	Low		High
Guideline Public Companies Method [1]	5,999	-	12,993	0.74	-	1.57	4,799	-	10,784	0.59	-	1.30
Industry Acquisitions Method [1]	5,999	-	17,583	0.74	-	2.12	4,799	-	14,594	0.59	-	1.76
Discounted Cash Flow Method [1]	8,429	-	11,663	1.04	-	1.41	6,743	-	9,680	0.83	-	1.17
Value Indications of the Core Operations [1]	**5,999**	**-**	**17,583**	**0.74**	**-**	**2.12**	**4,799**	**-**	**14,594**	**0.59**	**-**	**1.76**
Cash	**9,687**	**-**	**9,687**	**1.19**	**-**	**1.17**	**7,750**	**-**	**8,040**	**0.95**	**-**	**0.97**
Value of Allied Stock	**2,775**	**-**	**2,973**	**0.34**	**-**	**0.36**	**2,220**	**-**	**2,468**	**0.27**	**-**	**0.30**
Non-Operating Assets [2]	**6,447**	**-**	**6,447**	**0.79**	**-**	**0.78**	**5,158**	**-**	**5,351**	**0.63**	**-**	**0.65**
Total [4]	**$24,908**	**-**	**$36,690**	**$3.06**	**-**	**$4.43**	**$19,927**	**-**	**$30,453**	**$2.45**	**-**	**$3.68**
Transaction Consideration					**$3.20**							

[1] *Value indications of the core operations include: (i) the Company's existing operations; (ii) proceeds from exercise of options; (iii) 19.5 percent interest in EPGS; (iv) ownership interest in Ovex; (v) ownership interest in Premier; and excludes: (i) cash and marketable securities; (ii) value of Allied stock; and (iii) non-operating assets.*

[2] *Non-Operating Assets include: (i) amounts due from EPGS of $3.936 million; (ii) stock in California Republic Bank (OTC:CRPB); (iii) stock in BoomJ, Inc. (OTC:BOMJ); and (iv) $2 million due from ADSL.*

[3] *Diluted common shares total 8,129 for the low indications and 8,279 for the high indications.*

[4] *Some totals may not add due to rounding.*

6

II. VALUATION SUMMARY (Cont.) Premiums Over Per-Sharc Value Indications Transaction Range of Per-Share Value Indications Consideration $3.06 — $4.43 $3.20 Trading Period Average Closing Implied Premium — Implied Premium — (As of 2/4/2009) Stock Price Low High Implied Premium 1 Trading Day $0.79 287.9% 461.0% 305.1% Trading Days $0.73 322.1% 510.5% 340.8% 30 Trading Days $0.72 327.0% 517.6% 345.9% 3 Months $0.73 320.8% 508.6% 339.4% Months $1.23 149.3% 260.5% 160.3% lYear “ $1.83 67.8% 142.7% 75.2% 1 Year-High $2.83 8.3% 56.6% 13.1% 1 Year-Low $0.56 447.2% 691.4% 471.4% Minority Per-Share Value Indications: $2.45 — $3.68 Trading Period Average Closing Implied Premium - Implied Premium — (As of 2/4/2009) Stock Price Low High 1 Trading Day $0.79 210.3% 365.6% Trading Days $0.73 237.7% 406.7% 30 Trading Days $0.72 241.6% 412.6% 3 Months $0.73 236.6% 405.1% Months $1.23 99.4% 199.2% 1 Year $1.83 34.2% 101.4% 1 Year-High $2.83 -13.4% 30.0% 1 Year — Low $0.56 337.8% 556.9%

III. HISTORICAL FINANCIAL PERFORMANCE

Historical Balance Sheets

($000s Omitted)	Historical Financial Statements (Including Services Business) As of September 30, 2003	2004	2005	2006	2007	September 30, 2008	Un-Audited As of December 31, 2008
ASSETS							
Current Assets:							
Cash	$3,218	$16,072	$6,903	$10,240	$6,000	$3,691	9,677
Restricted Cash	70	71	72	74	76	10	10
Short-Term Cash Investments	0	0	0	0	1,000	0	0
Accounts Receivable, Net	35,123	31,571	40,916	46,417	61,391	35,448	35,568
Inventories, Net	5,746	7,105	10,367	4,201	8,768	5,858	6,805
Prepaid Expenses and Other Current Assets	413	578	764	1,067	1,548	1,294	1,569
Due from Affiliates	0	0	0	0	0	0	0
Total Current Assets	44,570	55,397	59,022	61,999	78,783	46,301	53,630
Net Property and Equipment	5,988	5,346	3,070	2,765	5,022	4,202	4,289
Intangible Assets	606	512	589	1,232	1,785	1,189	782
Due from Affiliates [1]	0	0	0	0	0	0	0
Investment in Affiliate	0	0	0	0	0	0	0
Receivable from Escrow	0	0	0	0	0	0	0
Other Assets [1]	491	177	215	242	416	2,742	2,140
Total Assets	$51,655	$61,432	$62,896	$66,238	$86,006	$54,434	$60,840
LIABILITIES & SHAREHOLDERS' EQUITY							
Current Liabilities:							
Accounts Payable	$12,642	$13,971	$18,444	$19,105	$19,034	$15,817	$22,230
Short-Term Borrowings & Curr. L.T. Debt	183	236	400	346	2,450	375	705
Borrowings Under Floor Plan Line of Credit	11,326	18,309	16,824	15,673	30,314	7,840	9,069
Accrued Liabilities	0	0	0	0	0	0	9,841
Accrued Taxes and Other Liabilities	501	838	2,038	4,214	3,782	4,522	5,958
Accrued Employee Compensation and Benefits	2,540	2,406	3,409	3,684	4,264	5,389	0
Other Accrued Liabilities	2,169	1,681	935	2,112	1,913	4,409	0
Deferred Income	477	77	908	368	582	1,355	0
Total Current Liabilities	29,838	37,518	42,958	45,502	62,339	39,707	47,803
Capital Lease Obligations	5,138	4,965	584	238	447	475	428
Other Long-Term Liabilities	253	663	0	0	0	0	0
Noncontrolling Interest	0	308	903	1,487	1,957	1,962	1,943
Total Liabilities	35,229	43,454	44,445	47,227	64,743	42,144	50,174
Total Shareholders' Equity [1]	16,426	17,978	18,451	19,011	21,263	12,290	10,666
Total Liab. & Shareholders' Equity	$51,655	$61,432	$62,896	$66,238	$86,006	$54,434	$60,840

[1] *We removed the impaired book value of Allied stock ($3.896 million), book value of 19.5 percent interest in EPGS ($1.866 million), book value of investments in two companies ($860,000) from Other Assets; removed due from affiliates ($3.936 million); and re-classified debt for Ovex from Accrued Taxes and Other Liabilities to Short-Term Borrowings & Current Portion of Long-Term Debt. Adjustments to the balance sheet total $10.558 million.*

8

EMV

III. HISTORICAL FINANCIAL PERFORMANCE (Cont.)

Income Statements

($000s Omitted)	Historical Financial Statements (Including Services Business) Twelve Months Ended September 30, 2003	2004	2005	2006	2007	2008	LTM Dec. 31, 2008	Q1 Dec. 31, 2008	Annualized Q1 Dec. 31, 2008	Projected Calendar Year 2009
Product Revenue	$252,493	$236,707	$279,325	$276,736	$299,335	$260,004	$238,249	$52,393	$209,571	$215,779
Service Revenue	37,318	42,527	49,007	46,997	47,791	40,458	30,218	2,494	9,977	13,571
Total Revenue	289,811	279,234	328,332	323,733	347,126	300,462	268,467	54,887	219,548	229,350
Product Cost of Sales	233,059	219,125	258,516	253,765	274,128	233,291	211,722	46,353	185,411	188,962
Service Cost of Sales	20,712	25,633	34,758	30,318	29,447	23,332	17,974	1,708	6,830	8,904
Total Cost of Sales	253,771	244,758	293,274	284,083	303,575	256,623	229,695	48,060	192,241	197,867
Gross Profit	36,040	34,476	35,058	39,650	43,551	43,839	38,772	6,827	27,307	31,484
Operating Expenses:										
Selling and Marketing Expenses	27,556	22,930	25,792	28,337	30,565	37,615	33,717	4,930	19,720	20,843
General and Administrative Expenses	9,998	10,047	10,143	11,098	11,871	15,054	14,346	2,368	9,471	9,293
Total Operating Expenses	37,554	32,977	35,935	39,435	42,436	52,669	48,063	7,298	29,191	30,136
Operating Income	(1,514)	1,499	(877)	215	1,115	(8,830)	(9,291)	(471)	(1,884)	1,348
Interest Expense	871	749	260	82	318	241	203	37	147	108
Interest & Dividend (Income)	0	0	0	0	0	0	0	0	0	0
Other Expense (Income)	(238)	(646)	(91)	(36)	(79)	182	230	(13)	(53)	241
Pretax Income	(2,147)	1,396	(1,046)	169	876	(9,253)	(9,724)	(495)	(1,979)	999
Income Taxes (Credit)	(859)	558	(418)	68	350	(3,701)	(3,889)	(198)	(791)	399
Net Income	($1,288)	$838	($628)	$101	$526	($5,552)	($5,834)	($297)	($1,187)	$599
EBIT	(1,276)	2,145	(786)	251	1,194	(9,012)	(9,473)	(458)	(1,831)	1,107
EBITDA	512	4,029	324	1,742	3,686	(6,334)	(6,980)	54	217	1,632
EBITDA/Revenue	0.2%	1.4%	0.1%	0.5%	1.1%	(2.1%)	(2.6%)	0.1%	0.1%	0.7%
Depreciation & Amort. Expense	1,788	1,884	1,110	1,491	2,492	2,678	2,493	512	2,048	525
Capital Expenditures	227	765	1,999	904	2,849	2,366	1,819	476	1,904	200
Income Statement Adjustments:										
Actual Special Charges	393	0	0	0	0	0	0	0	0	0
Adjusted Special Charges	0	0	0	0	0	0	0	0	0	0
Actual Interest & Dividend (Income)	0	0	(266)	(263)	(615)	(295)	(211)	(57)	(228)	(26)
Adjusted Interest & Dividend (Income)	0	0	0	0	0	0	0	0	0	0
Actual Other Expense (Income) [1]	(238)	(646)	(644)	(36)	(79)	(14,708)	(14,660)	(13)	(53)	241
Adjusted Other Expense (Income) [1]	(238)	(646)	(91)	(36)	(79)	182	230	(13)	(53)	241
Actual Income Taxes	0	131	21	42	(203)	2,148	2,143	102	102	120
Adjusted Income Taxes to 40 percent	(859)	558	(418)	68	350	(3,701)	(3,889)	(198)	(791)	399
Total Adjustment to Pretax Income	$393	$0	($819)	($263)	($615)	($15,185)	($15,101)	($57)	($228)	($26)

[1] *Other Expense (Income) has been adjusted to remove gain on sale of assets and impairment of investment.*

9

FMV

IV. STOCK ANALYSIS

Stock Trading History



Dec. 1, 2006: Company announced Q4 2006 and FYE 2006 results.
Feb. 12, 2007: Company announced Q1 2007 results.
July 7, 2007: Pakistan court approved merger of Ovex Technologies Ltd. and Ovex Pakistan Ltd.
July 10, 2008: Company sold majority interest in EPGS (services business) to Allied Digital Services, Ltd.
Aug. 3, 2007: Company announced Q3 2007 results.
Dec. 15, 2008: Company announced FYE 2008 results.
Sept. 19, 2006: Company entered into an agreement to acquire 70% interest in Ovex Technologies Ltd. and Ovex Pakistan Ltd.
Volume (000s)
Closing Price
20,000
15,000
10,000
5,000
0
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
9/19/2006
10/19/2006
11/19/2006
12/19/2006
1/19/2007
2/19/2007
3/19/2007
4/19/2007
5/19/2007
6/19/2007
7/19/2007
8/19/2007
9/19/2007
10/19/2007
11/19/2007
12/19/2007
1/19/2008
2/19/2008
3/19/2008
4/19/2008
5/19/2008
6/19/2008
7/19/2008
8/19/2008
9/19/2008
10/19/2008
11/19/2008
12/19/2008
1/19/2009

10

IV. STOCK ANALYSIS (Cont.) Stock Trading History (ConU Stock and Trading Analysis ENPT Exchange Nasdaq Ticker ENPT Equity Analyst Coverage 0 Total Shares Outstanding (MM) 7.16 Stock Price as of February 4, 2009 $0.79 Market Value of Equity (MM) $5.7 Total Public Float (MM) 5.42 % of Total Shares Outstanding 75.8% Institutional Holdings (MM) 0.89 % of Total Shares Outstanding 12.4% % of Total Public Float 16.4% No. of Institutional Holders 14 Largest Holders — % of Total Outstanding: ‘ Ahmed, Zubair 8.97% Din, Attiazaz 8.13% Din, Medina M. 6.79% Average Daily Trading Volume (MM) [2] 0.0109 % of Total Shares Outstanding 0.152% % of Total Public Float 0.201% Implied Daily Liquidity ($MM)[3] $0.0086 1 Per Capital IQ. Average daily trading volume calculations are based on the trailing 52 weeks. Average Daily Volume x Current Price. 11

V. VALUATION INDICATIONS Valuation Indications (SOOOs Omitted Except Per-Share Values) Diluted Operating Add: Proceeds Add: 19.5% Less: 30% Add: Value of Add: Non- Common Value from Exercise of Interest in Interest in Less: Stock in Premier Restricted Stock Operating Value Shares Price Per Valuation Methods Indications Options EPGS Ovex Owned by Outside S/H Add: Cash (Allied) Assets ‘ Indications Outstanding Share Guideline Public Companies Method — Low $3,760 1,771 1,324 (372) (484) 9,687 2,775 6,447 24,908 8,129 S3.06 Guideline Public Companies Method -High $10,330 2,278 1,624 (519) (719) 9,687 2,973 6,447 32,100 8,279 $3.88 Industry Acquisitions Method-Low $3,760 1,771 1,324 (372) (484) 9,687 2,775 6,447 24,908 8,129 $3.06 Industry Acquisitions Method — High $14,920 2,278 1,624 (519) (719) 9,687 2,973 6,447 36,690 8,279 $4.43 Discounted Cash Flow Method-Low $6,190 1,771 1,324 (372) (484) 9,687 2,775 6,447 27,338 8,129 $3.36 Discounted Cash Flow Method-High $9,000 2,278 1,624 (519) (719) 9,687 2,973 6,447 30,770 8,279 $3.72 Operating Value Indication — Low $3,760 ~ 1,771 ~~ 1,324 (372) (484) 9,687 2,775 ~~~ 6,447 24,908 8,129 $3.06 Operating Value Indication — High $14,920 2,278 1.624 (519) (719) 9,687 2,973 6,447 36,690 8.279 $4.43 Implied Multiples Range of Operating Value Indications $3,760 $4,876 $5,992 $7,108 $8,224 $9,340 $10,456 $11,572 $12,688 $13,804 $14,920 Implied Price/Book Value 1.8x 2.3x 2.8x 3.3x 3.8x 4.4x 4.9x 5.4x 5.9x 6.5x 7.0x Implied EV/EBITDA 2.3x 3.0x 3.7x 4.4x 5.0x 5.7x 6.4x 7.1x 7.8x 8.5x 9.1x Implied EV/Revenue 0.02x 0.02x 0.03x 0.03x 0.04x 0.04x 0.05x 0.05x 0.06x 0.06x 0.07x Range of Aggregate Value Indications $24,908 $26,087 $27,265 $28,443 $29,621 $30,799 $31,978 $33,156 $34,334 $35,512 $36,690 Implied Price/Book Value 1.2x 1.2x 1.3x 1.3x 1.4x 1.4x 1.5x 1.5x 1.6x 1.7x 1.7x Implied EV/EBITDA 7.5x 7.9x 8.2x 8.6x 8.9x 9.3x 9.6x lO.Ox 10.3x 10.7x ll.Ox Implied EV/Revemie 0.09x O.lOx O.lOx O.lOx O.llx O.llx 0.12x 0.12x 0.13x 0.13x 0.14x [1] Non-Operating Assets include: (i) amounts due from EPGS of $3.936 million; (ii) stock in California Republic Bank (OTCiCRPB); (Hi) stock in BoomJ, Inc. (OTC:BOMJ); and $2 million due from ADSL. 12

V. VALUATION INDICATIONS (Cont.) Guideline Public Companies Method ($OOOs Omitted) Less: Times: Interest- Representative Range of Capitalization Bearing Valuation Approach Level Muliples Debt[l] Range of Value Indications EV/EBITDA[2] $1,632 3.00 — 3.50 $1,134 $3,762 - $4,578 EV/Revenue[3] $229,350 0.04 — 0.05 $1,134 $8,040 — $10,334 Range of Value Indications (rounded) | $3,760 — $10,330 | Excludes interest-free inventory financing. EBITDA based on calendar year 2009 Management projections (excludes public company costs). •* Revenue based on calendar year 2009 Management projections. 13

-^^^^^—— -f V. VALUATION INDICATIONS (Cont.) Capitalization Multiples of Guideline Public Companies Enterprise Value to EBITDA[2] ,,,,.,., . Next Fiscal Latest 12 Fiscal Year Public Companies Year Months End 3-Year Avg 5-Year Avg GTSICorp. NA 5.7 8.1 NM 7.8 Insight Enterprises, Inc. 3.8 3.0 2.9 3.7 4.6 PC Connection, Inc. 4.2 2.6 2.4 3.4 3.8 PC Mall, Inc. 4.0 3.2 3.6 6.0 7.3 Systemax, Inc. NA 2.8 2.7 3.9 5.0 Softchoice Corp. 2.4 2.6 2.2 3.2 3.7 Pomeroy IT Solutions, Inc.[1] NA 1.7 NM 1.7 1.2 Range 2.4 1.7 2.2 1.7 1.2 4.2 5.7 8.1 6.0 7.8 Mean 3.6 3.1 3.6 3.7 4.8 Median 3.9 2.8 2.8 3.6 4.6 Enterprise Value to Revenue[2] . Next Fiscal Latest 12 Fiscal Year ___• Year Months End 3-Year Avg 5-Year Avg GTSICorp. NA 0.09 0.10 0.09 0.08 Insight Enterprises, Inc. 0.11 0.10 0.10 0.13 0.15 PC Connection, Inc. 0.06 0.06 0.06 0.07 0.07 PC Mall, Inc. 0.08 0.08 0.09 0.09 0.10 Systemax, Inc. NA 0.10 0.11 0.12 0.14 Softchoice Corp. 0.08 0.08 0.13 0.12 0.13 Pomeroy IT Solutions, Inc. NA 0.03 0.03 0.03 0.03 Range 0.06 0.03 0.03 0.03 0.03 0.11 0.10 0.13 0.13 0.15 Mean 0.08 0.08 0.09 0.09 0.10 Median 0.08 0.08 0.10 0.09 0.10 1 Normalized based on Pomeroy’s latest two quarterly performances. o Enterprise Value excludes cash and interest-free inventory^financing debt. 14

V. VALUATION INDICATIONS (Cont.) Industry Acquisitions Method ($00 Os) Transaction Transaction EV/ EV/ Acquired Company Bate Acquirer Value Revenue EBITDA EBITDA Revenue Commentary Zones,lnc. 30-Dec-OS InvestorGroup led by FirozLalji 84,733 698,917 20,869 4.1 0.12 Based on $7.00 per share offer, 30-day go-shop period expired on September 4, 2008; Qfier price was lowered from$8.65 on November 7,2008 in order to reflect changed economic conditions. Electronic Data Systems Corporation 26-Aug-08 Hewlett-Packard Co. 12,745,346 22,449,000 2,992,500 4.3 0.57 Provides IT and BPO services; Gross profit margin of 13.9% reflects strong dependence on services. Catence, LLC[1] l-Apr-08 Insight Enterprises, Inc. 160,000 NA NA 7.7 0.40 Deal price includes $35 million eamout; Implied EBITDAmargin of 5.7%; 2007 ACE awards: #1 fastest growing private company in Arizona. Optimus Solutions, LLC 3-Jan-OS Softcho ice Corp. 39,543 140,000 NA NA 0.28 IT infrastructure (networking, storage, application development, etc.) solutions and services; 2006 revenue growth of 33%. Software Plus Ltd. ll-Dec-07 Softchoice Corp. 44,977 198,000 NA NA 0.23 Providerof primarily higher margin software products (Adobe, Citrix, Corel, Microsoft, etc.). ASAP Software Express, Inc. 9-Nov-07 Dell, Inc. 351,000 992,000 38,000 9.2 0.35 Providerof higher margin software products; 3.8% EBITDA margin; Global presence. CDW Corporation 12-Oct-07 VH Holdings, Inc. 6,713,874 7,455,342 535,780 12.5 0.90 EBITDA margin of 7.2% and revenue growth of 10%. CompuCom Systems, Inc.[1] 3-Oct-07 Court Square Capital Partners 628,000 NA NA 7.0 0.40 Greater than 50% of revenue is high-margin service revenue; Business stabilized since the technology bust; 2004 EBITDA margin of 2.4%. SARCOM.Inc. 17-Sep-07 PCMall, Inc. 54,181 264,809 8,308 6.5 OJ20 LTM revenue growth of 14%; 3.1% EBITDA margin. PCWholesale 28-Feb-07 Synnex Corporation 30,000 224,000 NA NA 0.13 Focus on end-of-life and refurbished equipment; Purchases equipment from manufacturers and sell to VARs. Access Distribution GE1 31-Deo-06 AvneLInc. 427,693 NA NA 6.0 0.20 Focus on complex computing with innovative solutions (network security, storage, and software); Implied EBITDA margin of 3.8%. CompuCom Systems, Inc. l-Oct-04 Platinum Equity 131,133 1,389,061 33,015 4.0 0.09 Strong decline; Decelerating from a 3-year CAGR revenue decline of 19%to an LTM revenue decline of 5%. Median 6.3 0.23 Mean 6.1 0.27 Representative Times: Range of Earnings Capitalization Less: Interest- Valuation Approach Levd Multiples Bearing Debt Range of Value Indications EV/EBrrDA[2] $1,632 3.0 — 4.0 $1,134 $3,762 — $5,393 EWRevenue[3] $229,350 0.05 — 0.07 $1,134 $10,334 — $14,921 Range of Value Indications (rounded) | $3.760 $14.920 I [1] EBITDA and Revenue multiples referenced from the Zones, Inc. proxy, filed on September 4, 2008. EBITDA based on calendar year 2009 Management projections (excludes public company costs). -[1] Revenue based on calendar year 2009 Management projections. TS

V. VALUATION INDICATIONS (Cont.) Discounted Cash Flow Method ($OOOs) 9 Months, FYE Sep. 30, FYE Sep. 30, FREE CASH FLOW 2009 2010 2011 Debt-Free Net Income 498 1,063 1,753 Depreciation & Amortization 394 538 552 Changes in Working Capital (4,402) 543 (492) Capital Expenditures 0 (200) (200) Free Cash Flow (3,510) 1,943 1,613 Years to Receipt of Cash Flow (Mid-Year Convention) 0.38 1.25 2.25 Present Value (WACC) Factor @ 16.0% 0.9459 0.8311 0.7165 Present Value of Annual Cash Flow (3,320) 1,615 1,156 Sum of PV of Cash Flows (3 years) (549) Terminal EBITDA 3,474 Present Value of Terminal Value 9,243 Exit EBITDA Multiple 4.0 Total Present Value 8,694 | Terminal Value 13,895 PV Factor 0.6652 EV Value Indication for Operations 8,694 |pVof Terminal Value 9,243 Less: Interest-Bearing Debt (Excludes Inventory Financing) 1,134 Equity Value Indication for Operations 7,560 Range of Value Indications: | $6,190 — $9,0001 Enterprise Value Sensitivity Table 3.0 x 3.5x 4.0 x 4.5 x 5.0 x 14.0% 5,648 6,860 8,072 9,284 10,496 15.0% 5,445J 6,629 7,812 8,995| 10,178 16.0% 5,249 6,405 7,560 8,715 9,871 17.0% 5,059| 6,188 7,316 8,445| 9,573 18.0% 4,875 5,977 7,080 8,182 9,285 16

^ •g’J3 V. VALUATION INDICATIONS (Cont.) Valuation of Allied Restricted Stock Block Size of Subject Shares 745,000 745,000 Share Price as of 2/5/09 (in Rupees) 260 260 Market Value of Subject Shares 193,737,250 193,737,250 Exchange Rate to $ at 2/5/09 0.02046 0.02046 Market Value of 745,000 Shares ($OOOs) $3,964 $3,964 Discount (Restricted Stock + Large Block) 30.0% 25.0% Restricted Stock Value of ADS ($OOOs) $2,775 $2,973 17

V. VALUATION INDICATIONS (Cont.) Valuation of EPGS ($OOOs) Range of Value Indications Valuation Methods Low — High Guideline Public Companies Method $6,525 — $8,700 Industry Acquisition Method 9,790 — 11,970 Prior Transaction Method 15,869 — 16,115 Range of Value Indications $10,728 $12,262 Less: DuetoENPT 3,936 3,936 Range of Value Indications $6,792 $8,326 ENPT Minority Stake — 19.5% Interest $1,324 $1,624 18

V. VALUATION INDICATIONS (Cont.) Valuation of Ovex ($00 Os) Range of Value Indications Valuation Methods Low High Guideline Public Companies Method $1,110 — $1,600 Industry Acquisition Method 1,360 — 1,850 Range of Value Indications (rounded) $1,240 $1,730 Value Indication of 30% Interest in Ovex $372 $519 19

^"^•^»^___* V. VALUATION INDICATIONS (Cont.) Valuation of Premier ($OOOs) Range of Value Indications Valuation Method Low High Guideline Public Companies Method $990 — $1,400 Industry Acquisition Method 990 — 1,400 Range of Value Indications (rounded) $990 $1,400 Less: Indicated value of Stock Owned by Outside S/H1 484 719 Stock Owned by the Company $506 $681 The preferred stock liquidation preference totals $1,234,700, which exceeds the low value indication of $990,000. For the high value indication, -we allocated value to the preferred shareholders up to the liquidation preference and allocated the remaining value to common shareholders in proportion to their ownership in common shares ($1,400,000 — $1,234,700 = $165,300 * 70% owned by outside shareholder = $115,710 + 48.9% of $1,234,700 liquidation preference = $603,400 = $719,110). 20